46.  Attach as Exhibit GG all of the policies and procedures required under Regulation SBSR.

The principal aspects of Regulation SBSR consist of rules Section 242.900 to Section 242.909 under the Exchange Act.

With respect to DDR's policies and procedures for meeting the requirements of Section 242.901(Reporting obligations); Section 242.902 (Public dissemination of transaction reports); Section 242.903 (Coded information); Section 242.905 (Correction of errors in security-based swap information); Section 242.906 (Other duties of participants); Section 242.907 (Policies and procedures of registered security-based swap data repositories); and, Section 242.908 (Cross-border matters), please refer to the following exhibits:

- Exhibit GG1  - Discussion of DDR Fields for Credit and Equity Derivatives
- Exhibit GG2  - DDR Credit Asset Class Fields
- Exhibit GG3  - DDR Guide to SBSDR Processes
- Exhibit GG4  - DDR Equity Asset Class Fields
- Exhibit GG5  - Discussion of Procedures Related to 901(f), 901(g), 901(h), 901(i), 903, and 906
- Exhibit GG6  - DDR Rates Asset Class Fields
- Exhibit HH2  - Changes to DDR Rulebook (redline)

With respect to Section 242.904 (Operating hours of registered security-based swap data repositories),  DDR's operating hours are set forth in its Rulebook Section 7.2 (System Availability).  The DDR System is available 7 days per week, 24 hours per day Monday through Sunday, except from 10:00 pm (ET) Saturday to 6:00 am (ET) Sunday to enable maintenance to be performed on the DDR System ("Closed Hours").  On occasion, as necessary to support time sensitive processes or maintenance occurring outside of Closed Hours, DDR Systems may be unavailable for processing ("Unscheduled Downtime").  Data submitted during DDR System Unscheduled Downtime is stored and processed once the service has resumed. Information from the queue is processed in the order received, following standard ingestion procedure.

If during Unscheduled Downtime DDR cannot receive and hold in queue transaction information that was required to be reported pursuant to Applicable Regulations, it will immediately upon resumption of processing operations provide an Important Notice pursuant to the Operating Procedures notifying Users that it has resumed normal operations.

Through DDR's Rulebook, which is made publically available, DDR Users and the public are provided with reasonable advance notice of Closed Hours.

It is the practice of DDR's Operations Department to issue notices of the above to all DDR Users each week, if necessary.  In addition, the DDR System Director issues a notice to each DDR Regulator, advising of same.